EXHIBIT 8

List of Subsidiaries

Name of Subsidiary	Country of Incorporation
Avianca – Ecuador S.A.	Ecuador
Aerovias del Continente Americano, S.A. Avianca	Colombia
Avianca Costa Rica S.A.	Costa Rica
Nicaragüense de Aviación, S.A.	Nicaragua
Taca International Airlines, S.A.	El Salvador
Tampa Cargo S.A.S.	Colombia
Trans American Airlines, S.A.	Peru
Aerotaxis La Costeña, S.A.	Nicaragua
Isleña de Inversiones, S.A. de C.V.	Honduras
Servicios Aéreos Nacionales S.A.	Costa Rica
Aerospace Investments, Limited	Bahamas
Aviation Leasing Services, Investments (ALS), S.A.	Panama
Intercontinental Equipment Corp. Ltd.	Bahamas
Little Plane, Limited	Bahamas
Little Plane Six, Limited	Bahamas
Southern Equipment Corp. Ltd.	Bahamas
Turboprop Leasing Company, Limited	Bahamas
Technical & Training Services, S.A. de C.V.	El Salvador
Grupo Taca Holdings, Limited	Bahamas
Ronair N.V.	Curaçao
Avianca Inc.	USA
LifeMiles Limited	Bermuda
Tampa Cargo Logistics, Inc.	USA
Getcom International Investments, SL	Spain
Avianca Leasing, LLC	USA
Latin Airways Corp.	Panamá
Vu-Marsat S.A.	Costa Rica
Turbo Aviation Three S.A.	Panamá